UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2019

OLD POINT FINANCIAL CORPORATION
 (Exact name of registrant as specified in its charter)

Virginia	000-12896	54-1265373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Mellen Street
Hampton, Virginia  23663
(Address of principal executive offices)  (Zip Code)

(757)728-1200
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 par value	OPOF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2019, The Old Point National Bank of Phoebus (the Bank), the wholly-owned subsidiary of Old Point Financial Corporation (the Company), entered into change of control severance agreements (the Agreements) with Elizabeth T. Beale, Chief Financial Officer and Senior Vice President of the Company and Chief Financial Officer and Executive Vice President of the Bank, and certain other executive officers and senior management (collectively, the Employees). The Agreements were effective as of September 17, 2019, and the terms of the Agreements are substantially similar to each other, except as described below.

Each of the Agreements provides certain payments and benefits in the event of a termination of the Employee’s employment by the Bank without cause (as defined in the Agreements) (other than due to the Employee’s death or incapacity, as defined in the Agreements) or by the Employee for good reason (as defined in the Agreements) within the two-year period following a change of control (as defined in the Agreements). In such event, each Employee would be entitled to (i) any unpaid base salary through the date of termination; (ii) any annual incentive compensation earned during the calendar year preceding the calendar year of termination, but not yet paid; and (iii) any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (collectively, the Accrued Obligations) and certain other payments and benefits as described below.  In addition to the Accrued Obligations, Ms. Beale would be entitled to receive (i) an amount equal to 1.5 times her base salary as in effect at the time of termination, payable in equal installments over a 12-month period; (ii) an amount equal to 1.5 times the average annual bonus payable for the five years preceding the calendar year in which the termination occurs (or the average for the number of years her Agreement had been in effect if less than five years), payable in equal installments over a 12-month period; and (iii) a lump sum amount equal to the product of 18 times the monthly rate of the Bank’s subsidy for coverage in its medical, dental and vision plans for active employees. In addition to the Accrued Obligations, each Employee other than Ms. Beale would be entitled to receive (i) an amount equal to the Employee’s base salary as in effect at the time of termination, payable in equal installments over a 12-month period; (ii) an amount equal to the average annual bonus payable for the five years preceding the calendar year in which the termination occurs (or the average for the number of years the Agreement had been in effect if less than five years), payable in equal installments over a 12-month period; and (iii) a lump sum amount equal to the product of 12 times the monthly rate of the Bank’s subsidy for coverage in its medical, dental and vision plans for active employees.  The Agreements provide that, in the event of a change of control, any severance payments or benefits to be paid pursuant to the Agreements will be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the Internal Revenue Code (the IRC), if such a reduction would cause the Employee to receive more after-tax compensation than without the reduction.

The Agreements also include the following covenants that apply to each Employee following the termination of the Employee’s employment for any reason: (i) a confidentiality covenant that applies for five years following the termination of the Employee’s employment; and (ii) non-solicitation, non-piracy and non-competition covenants that each apply for 12 months following the termination of the Employee’s employment. Except for the Accrued Obligations, payment to each of the Employees of all of the payments and benefits discussed above is contingent on the Employee signing and not revoking a release and on the Employee’s compliance with these restrictive covenants.

In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the IRC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old Point Financial Corporation
Registrant

Date: November 5, 2019	/s/ Robert F. Shuford, Sr.
Robert F. Shuford, Sr.
Chairman of the Board
President & Chief Executive Officer